 EXHIBIT 10.47

Service Agreement
(Agreement)

 between

TOR Processing and Trade (TP&T, B.V.)
-"Company"-

and

Dr. Olaf Karasch
"Director"

 Company and Director hereinafter referred to as the "Parties"

This Agreement is Made this 11th day of May 2001 between TP&T B.V. whose registered office is situated at Burgemeester Moslaan 13, 8051 CP Hatterm, The Netherlands (hereinafter called "Company") of the one part and Dr. OLAF KARASCH of Stausberg 2, D-51598 Friesenhagen, Germany (hereinafter called "The Director") of the other part.

WHEREBY IT IS AGREED as follows:

1.0          Appointment

1.1                 Dr. Olaf Karasch is hereby appointed to the position of Director of the Company with effect from the date of Closing of an agreement by means of which the Company shall acquire the plant in Hattem at the address indicated in the preamble ("Effective Date").

1.2                 The relevant provisions of the Articles of Association of the Company shall be an integral part of this Agreement.

2.0          Duties of the Director

2.1                 The Director shall conduct the business affairs of the Company in accordance with the provisions of law and the Articles of Association and, where applicable, in accordance with any Company Rules established by the shareholders for the Director as well as in accordance with the resolutions of a shareholders' meeting.

2.2                 The Director shall comply with the directions of a shareholders' meeting.

2.3                 The Director shall devote his full time and attention to the Company.  The Director is not allowed to undertake any work other than that for the Company.  Any deviations from this rule require the previous written agreement of the shareholders.

3.0          Scope of Powers

The Director shall exercise his duties in good faith and in the interests of the Company. Any and all transactions which do not come within the usual activities of the Company require the previous written approval of a shareholders' meeting.  This shall particularly apply to:

3.1                 The transfer of the Company office and the sale of the Company or parts of the Company;

3.2                 the establishment of closing of branch offices;

3.3                 the establishment, acquisition and sale of other enterprises or the involvement in such enterprises;

3.4                 the establishment and termination of an area of business;

3.5                 the acquisition of, sale of or placing of securities on any property, including, but not limited to real estate, or interest related to property as well as any businesses connected to such;

3.6                 conclusion of (i) investment and measures, which exceed EURO 100,000.00 in each case and of (ii) raw material purchase or sales contracts which exceed EURO 200,000.00 in each case.

3.7                 the conclusion of agreements for periods in excess of one year or with a monthly liability exceeding EURO 20,000.00;

3.8                 appointment, promotion or termination of key personnel (which is defined as an employee with an annual salary exceeding Euro 40,000.00) upon agreement with the shareholders;

3.9                 the acceptance of guarantees and involvements in transactions concerning commercial papers as well as the use of loans involving more than EURO 100,000.00 in any one case except for transactions involving the normal customer and delivery accounts;

3.10              guaranteeing securities of any type and the approval of credit facilities beyond the normal business transactions as well as the acceptance of third party liabilities;

3.11              the conclusion, alteration or termination of license and co-operation agreements;

3.12              the commencement of legal proceedings in relation to disputes other than debtors exceeding EURO 50,000.00 in value in any particular case;

3.13              any conduct of business outside the defined scope of the Company;

3.14              any and all transactions or measures which the shareholders' meeting deems to require the prior approval of the shareholders' meeting.

4.0          Reporting

The Director shall regularly report to the shareholders concerning the developments of the Company as well as the activities of competitors. Any questions or inquiries from the shareholders shall be responded to without delay.

5.0          Remuneration

5.1                 As remuneration for his activities and work the Director shall receive a fixed annual gross salary of EURO 150,000.00

5.2                 This gross salary is based on the assumptions (1) that due to current tax law in the Netherlands and Germany the Director will receive an annual net salary of EURO 92,000.00 and (2) that the Director's classification in the wage tax system ("Lohnsteuerklasse") remains unchanged. If the annual net salary of the Director should be higher than EURO 94,000.00 or lower than EURO 90,000.00, the Parties shall amend the remuneration accordingly.  This section does not constitute a net pay agreement ("Nettolohnvereinbarung").  The Managing Director shall, as was previously the case in his former employment relationship, deduct from the salary the amounts for German tax and German social security and transfer such to the particular German authorities.

5.3                 The salary shall be paid out after legal deductions from the respective gross amount in 12 equal parts over each calendar year, with each part being paid at the end of each calendar month.

5.4                 The Parties intend to agree on an incentive program for the years after 2001 in December 2001.

6.0          Hours of Work

The Director shall work such hours as are necessary and reasonable for the proper performance of his duties without additional remuneration.

7.0          Travel Expenses

The Director shall be reimbursed for all reasonable travel hotel entertaining and other expenses properly incurred by him on behalf of Company in the execution of his duties hereunder upon production of receipts.

8.0          Holidays

8.1                 The Director be entitled to 25 working days (Monday through Friday) holiday in each calendar year, whereby the claim for any particular year shall be determined in accordance with the number of calendar months of work completed.  The dates and times of any holidays shall be arranged in agreement with the shareholders and after the Director has given an appropriate period of notice taking into account the needs and requirements of the Company.

8.2                 The holiday year shall run from January to December in each year and any holidays not taken within the holiday year may not be carried forward to the subsequent year, unless this was due to mandatory business circumstances.  In this latter event holidays can be carried forward to the subsequent year.

8.3                 In the event of termination of this agreement for whatever reason, Director shall be entitled to accrued holiday pay in direct proportion to his length of service in the relevant holiday year (8.2).

9.0          Insurance

The Company shall pay the contributions to the Director's life insurance at the AXA Colonia Lebensversicherung 12/94, No. 19243424001 in the amount of approx. EURO 7,000.00.

10.0        Sickness

10.1              In the event of the Director becoming unable to work through no faults of his own as a result of sickness or accident then the Director shall be paid his full salary for a period in accordance with the statutory provisions regulating sick pay.

10.2              In respect of periods of sickness or accident of less than 3 days the Director will be required to provide Company on the first day of his return to work a self certificated sickness report covering each day of disability.  However, the company reserves the right to require production of a private medical certificate signed by Director's doctor, the cost of which will be reimbursed by the company on production of the relevant receipt.  Periods of sickness for more than 8 days must in any event be supported by a medical certificate.

11.          Non-competition

11.1              For the duration of this Agreement, the Director shall not engage or be interested either directly or indirectly in ay other business trade or profession.

11.2              The Director shall not for a period of one year after the termination of this Agreement whether by effluxion of time or in any other way whatsoever  canvas business (of the type carried out at the date of termination by the Company) on behalf of himself or any other person or persons or company within the territory of the European Union from any other person firm or company who at the date of termination is a customer or is in the habit of dealing with the Company.

11.3              The Director shall not for a period of one year after the termination of this Agreement whether by effluxion of time or in any other way whatsoever either on his own behalf or on behalf of any other person firm or company endeavor to entice away from the Company any employee of the Company.

11.4              The Director hereby undertakes that he will not after the determination of his employment hereunder use the name of Company in connection with his own or any other name calculated to suggest that he is connected with the Company's business nor in any way hold himself out as having any such connections.

12.0        Confidentiality

12.1              The Director shall keep confidential and secret any and all information related to business and operational activities within the scope of his employment and in particular in relation to business and operational secrets including know how which he may have acquired as the result of his employment with Company.  The duty of confidentiality and secrecy shall continue even upon the termination of this Agreement.

12.2              The Director is obliged to return to the Company at the time of his termination or leaving the Company's employment any and all documentation and materials related to his activities and employment with the Company.

12.3              The Parties to this agreement agree to maintain confidentiality and secrecy towards third parties in terms of the contents of this Agreement.

13.0        Company Vehicle

The Company shall provide a car to the Director for use as company vehicle.  The Parties shall agree on further details by way of a separate agreement.

14.0        Term of Agreement

14.1              The employment shall commence on the date outlined in 1.1. and shall continue for an indeterminate period of time.  Until March 15, 2006 ("Initial Period") a termination subject only to termination periods ("ordentliche Kündigung") shall be excluded.

14.2              Upon expiry of the Initial Period each Party is entitled to terminate this Agreement by giving to the other Party not less than 6 months notice in writing to expire at the end of a quarter.

15.0        Termination

                If the Director shall at any time and irrespective of Section 14.:

15.1              disobey or willfully neglect or refuse to comply with any lawful or reasonable directions given to him hereunder;

15.2              have committed any serious breach or repeated or continued any material breach of his obligations hereunder or shall have been guilty of bringing, himself, Company into disrepute; the Company shall be entitled to terminate his employment hereunder without notice and without any payment in lieu of notice

16.0        Miscellaneous

16.1              Assignment

The transfer or assignments of any rights or claims arising from this Agreement shall take place only with the express written permission of the Company.

16.2              Modifications

Any alterations or additions of this Agreement must be in writing.

16.3         Partial Invalidity

In the events that any provision or provisions of this Agreement are deemed to be invalid then the effectiveness of the remaining provisions of the Agreement shall not be affected thereby.

16.4         Notices

All notices and communication under this Agreement by either party shall be addressed to the other at (in the case of Company) to its registered office and (in the case of Director) his last known address.

16.5              Applicable law

This Agreement shall be governed by substantive Dutch law.

16.6              Jurisdiction

The place of jurisdiction for any disputes arising out of the employment relationship shall be the place where the Company is registered.

16.7              Effective Date

This Agreement shall come into force upon Effective Date as outlined in 1.1.

16.8              Entire Agreement

This Agreement supersedes all or any previous Agreements made between Company and the Director.

INTENDING TO BE LEGALLY BOUND, Company and Director have executed this Agreement as of the day and year first written below:

s/s Richard L. Bowers	s/s Olaf Karasch
RICHARD L. BOWERS, President and CEO TOR Minerals International, Inc. May 11, 2001	OLAF KARASCH, Managing Director TOR Processing and Trade (TPT BV) May 11, 2001